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RMR FUNDS SERIES TRUST

MULTIPLE CLASS PLAN
PURSUANT TO RULE 18f-3 UNDER THE
INVESTMENT COMPANY ACT OF 1940

(Adopted October 11, 2007)

        This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") by the RMR Funds Series Trust (the "Trust"), on behalf of its current series, which are set forth in Exhibit A hereto, and any series that may be established in the future (each, a "Fund", and together, the "Funds"). This Plan sets forth the general characteristics of, and the general conditions under which the Funds may offer, multiple classes of shares. This Plan is intended to allow the Funds to offer multiple classes of shares to the full extent and in the manner permitted by the Rule, subject to the requirements and conditions imposed by the Rule. A majority of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust (the "Independent Trustees"), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

I. CLASS DESIGNATIONS

        Each Fund may from time to time issue one or more of the following classes of shares: Class A shares, Class C shares and Class I shares. Each of these three classes of shares will represent interests in the same portfolio of investments of a Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus(es) or statement(s) of additional information as from time to time in effect (collectively, the "Prospectus").

II. CLASS CHARACTERISTICS

        A. Class A Shares

        Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus a front end sales charge, except that under certain circumstances Class A shares are not subject to the front end sale charge or may be subject to a contingent deferred sales charge ("CDSC"), as described in the Prospectus. Class A shares also may be subject to fees imposed under a distribution or other plan adopted in accordance with Rule 12b-1 under the 1940 Act (collectively, "Rule 12b-1 fees"), as described in the Prospectus.

        B. Class C Shares

        Class C shares are offered at their NAV, without a front end sales charge, but may be subject to a CDSC, as described in the Prospectus. Class C shares also may be subject to Rule 12b-1 fees, as described in the Prospectus.

        C. Class I Shares

        Class I shares are offered at their NAV, without a front end sales charge or CDSC. Class I shares are not subject to Rule 12b-1 fees.

        The Class C shares and Class I shares may subsequently be offered pursuant to a front end sales charge and/or, in the case of Class I shares, a CDSC (each of which may be subject to reduction or waiver) as permitted by the 1940 Act, and as described in the Prospectus.

III. ALLOCATIONS TO EACH CLASS

        A. Expense Allocations

        The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: Rule 12b-1 fees payable by (i) the Trust to the distributor of the Trust's Class A and Class C shares and (ii) the Trust to qualified financial institutions that act as shareholder service agents for their customers who own, beneficially or of record, the Trust's Class A and Class C shares.(1) Subject to the approval of a majority of the Board, including a majority of the Independent Trustees, the following "Class Expenses" may, to the extent not required to be borne by the Advisor, pursuant to the Trust's Investment Advisory Agreement, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (b) Securities and Exchange Commission registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class; (h) transfer agency fees on a per account basis; (i) costs and expenses associated with conducting a shareholder meeting for matters relating to a specific class of shares; and (j) any additional expenses, not including investment management fees, investment sub-advisory fees, custodial fees or other expenses relating to the management of the Trust's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

(1)
As of the date of this Plan, the Trust has adopted distribution and shareholder services plans pursuant to Rule 12b-1 under the 1940 Act for the Class A shares and Class C shares (each a "Distribution Plan"). RMR Advisors, Inc. serves as the Trust(1)s investment advisor (the "Advisor"), and Foreside Fund Services, LLC serves as distributor for the Class A shares, Class C shares and Class I shares (the "Distributor").

        All expenses of a Fund not herein designated as Class Expenses will be allocated to each class thereof on the basis of the net asset value of that class in relation to the net asset value of the Fund. However, notwithstanding the foregoing, a Fund may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by the Rule.

        B. Waivers and Reimbursements

        The Advisor, Distributor or any other provider of services to the Trust may choose to waive or reimburse Rule 12b-1 fees or any Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to one or more of the Funds or classes thereof and may be in different amounts for one or more Funds or classes thereof.

        C. Income, Gains and Losses

        Income and realized and unrealized capital gains and losses shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund. However, notwithstanding the foregoing, a Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by the Rule.

IV. CONVERSION AND EXCHANGE

        The Class A shares, Class C shares and Class I shares shall not convert into another class. Subsequent classes of shares may automatically convert into another class of shares, subject to such terms as may be approved by the Board.

V. EXCHANGE FEATURES

        Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Fund: Class A shares may be exchanged for Class A shares of another Fund; Class C shares may be exchanged for Class C shares of another Fund; and Class I shares may be exchanged for Class I shares of another Fund. All exchange features applicable to each class will be described in the Prospectus.

VI. DIVIDENDS AND DISTRIBUTIONS

        Dividends and any other distributions paid by a Fund with respect to its Class A shares, Class C shares and Class I shares, to the extent any dividends or distributions are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class of shares shall be borne exclusively by that class.

VII. VOTING RIGHTS

        Each share of each Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any Distribution Plan applicable to that class and on other matters for which class voting is required under applicable law. Class A and Class C shareholders will each vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to Class A shares and Class C shares. Class I shareholders will have exclusive voting rights, if any, with respect to a Fund's possible future adoption of a Class I Distribution Plan.

VIII. RESPONSIBILITIES OF THE TRUSTEES

        On an ongoing basis, the Board will monitor the Trust and each Fund for the existence of any material conflicts among the interests of the three classes of shares. The Board shall further monitor on an ongoing basis the use of waivers or reimbursements by the Advisor, the Distributor or any other provider of services to the Trust of expenses to guard against cross subsidization between classes. The Board, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Advisor or Distributor, at its own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

IX. REPORTS TO THE TRUSTEES

        The Advisor and the Distributor will be responsible for reporting any potential or existing conflicts among the three classes of shares to the Board. In addition, the Board will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 under the 1940 Act. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Trustees in the exercise of their fiduciary duties.

X. CLASS DESIGNATION

        Subject to the approval by the Board, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

XI. ADDITIONAL INFORMATION

        This Plan is qualified by and subject to the terms of the Prospectus; provided, however, that none of the terms set forth in the Prospectus shall be inconsistent with the terms of this Plan. The Prospectus contains additional information about the class of shares and the Funds' multiple class structure.

XII. EFFECTIVE DATE

        This Plan shall first become effective on October 11, 2007, provided that this Plan shall not become effective with respect to any Fund or class unless first approved by a majority of the Board, including a majority of the Independent Trustees.

XIII. TERMINATION; AMENDMENT

        This Plan may be terminated or amended at any time with respect to the Trust or any Fund or class thereof by a majority of the Board, including a majority of the Independent Trustees.

Exhibit A

Fund	Classes
RMR Real Estate Securities Fund	Class A, Class C and Class I

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RMR FUNDS SERIES TRUST MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3 UNDER THE INVESTMENT COMPANY ACT OF 1940